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                 October 20, 2021

       Robert McDermott
       Chief Executive Officer
       iCoreConnect, Inc.
       3554 W. Orange Country Club Drive, Suite 220
       Winter Garden, Florida 34787

                                                        Re: iCoreConnect, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed October 15,
2021
                                                            File No. 333-260260

       Dear Mr. McDermott:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Mitchell Austin, Staff Attorney, at (202) 551-3574 or, in his absence, Jan
       Woo, Legal Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Philip Snyderburn, Esq.